June 2013 Pricing Sheet dated June 28, 2013 relating to Preliminary Terms No. 852 dated June 5, 2013 Registration Statement No. 333-178081 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Jump Securities due June 30, 2015
Based on the Performance of the Financial Select Sector SPDR® Fund
Principle at Risk Securities
PRICING TERMS – JUNE 28, 2013
Issuer:	Morgan Stanley
Issue price:	$10 per security (See “Commissions and issue price” below)
Stated principal amount:	$10 per security
Pricing date:	June 28, 2013
Original issue date:	July 3, 2013 (3 business days after the pricing date)
Maturity date:	June 30, 2015
Aggregate principal amount:	$900,000
Interest:	None
Underlying shares:	Shares of the Financial Select Sector SPDR® Fund
Payment at maturity:
•  If the final share price is greater than the initial share price:
$10 + the upside payment
•  If the final share price is less than or equal to the initial share price:
$10 × (share performance factor)
This amount will be less than the stated principal amount of $10 and could be zero.

Upside payment:	$2.40 per security (24% of the stated principal amount)
Share performance factor:	final share price / initial share price
Initial share price:	$19.49, which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Valuation date:	June 25, 2015, subject to postponement for non-trading days and certain market disruption events
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
CUSIP:	61762E554
ISIN:	US61762E5548
Listing:	The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Estimated value on the pricing date:	$9.5618 per security. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public(1)	Agent’s commissions(1)(2)	Proceeds to issuer(3)
Per security	$10	$0.225	$9.775
Total	$900,000	$20,250	$879,750

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $9.925 per security.  Please see “Syndicate Information” in the accompanying preliminary terms.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.225 for each security they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Jump Securities.

(3) See “Use of proceeds and hedging” in the accompanying preliminary terms.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 852 dated June 5, 2013
Product Supplement for Jump Securities dated August 17, 2012
Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.